Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Fourth Quarter and Year-End

2004 Financial Results

Conference Call and Webcast to be Held Today at 12:00 PM ET (18:00 CET)

Novato, CA, February 23, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its fourth quarter and year ended December 31, 2004. The net loss was $82.4 million ($1.28 per share) for the fourth quarter of 2004 compared to $25.7 million ($0.40 per share) for the fourth quarter of 2003. The net loss was $187.4 million ($2.91 per share) for the twelve months ended December 31, 2004 compared to a net loss of $75.8 million ($1.22 per share) for the 12 months ended 2003.

The largest single component of BioMarin’s net loss in the fourth quarter of 2004 was a $68.3 million impairment charge associated with the write-down of the carrying value of the Orapred® (prednisolone sodium phosphate oral solution)-related intangible assets resulting from the introduction of a non-taste-masked generic competitor. Additional non-cash charges associated with the acquisition of the Ascent Pediatrics business for the twelve months ended December 31, 2004, include acquired in-process research and development expense of $31.5 million and amortization of acquired intangible assets of $4.0 million. These three items account for $1.61 per share of the total loss of $2.91 per share for the year ended December 31, 2004.

The 2004 financial results do not reflect the effect of the January 2005 settlement with Medicis, which will be accounted for during the first quarter of 2005 as a reduction of goodwill and the acquisition liability.

As of December 31, 2004, BioMarin had cash, cash equivalents, short-term investments and restricted cash of $90.5 million.

Sales of Aldurazyme® (laronidase) by BioMarin/Genzyme LLC for the fourth quarter and the year ended December 31, 2004, were $15.6 million and $42.6 million, respectively, compared to $6.7 million and $11.5 million for the same periods in 2003.

BioMarin’s 50 percent share of the BioMarin/Genzyme LLC was a $1.0 million profit for the fourth quarter of 2004 and a $3.0 million loss for the twelve months ended December 31, 2004, compared to losses of $2.1 million and $18.7 million for the same periods in 2003. These changes were principally due to increasing sales of Aldurazyme.

Net sales of Orapred in the fourth quarter were $13.9 million. In the period beginning May 18, 2004, the acquisition date, and ending December 31, 2004, net sales were $18.6 million.

Upcoming Company Milestones

BioMarin expects to continue advancing its clinical-stage product candidates in the coming months. The following is a list of the company’s projected near-term milestones:

•	Initiate a Phase 3 clinical trial of Phenoptin for phenylketonuria (PKU) late in the first quarter, or early in the second quarter of 2005;

•	Announce data from the Phase 3 extension study of rhASB for mucopolysaccharidosis VI (MPS VI) in the first quarter of 2005;

•	Announce the outcome of the U.S. Food and Drug Administration’s review of the Biologics License Application for enzyme replacement therapy with rhASB for MPS VI in mid-year 2005; and

•	Announce the outcome of the European Medicines Agency’s review of the Marketing Authorization Application for enzyme replacement therapy with rhASB for MPS VI in the second half of 2005.

Upcoming Presentations at Medical Conferences

Investigators will present data from clinical studies of rhASB for MPS VI at the annual meeting of the Society for Inherited Metabolic Disorders (SIMD), being held March 6 – 9, 2005, in Pacific Grove, California. The following abstract will be presented:

•	Follow-up Extension Study of a Double-blind Phase 3 Clinical Study of Recombinant Human Arylsulfatase B (rhASB) in Patients with Mucopolysaccharidosis VI (MPS VI)

Upcoming Corporate Presentations

BioMarin will present an overview of its business and product development programs at the following healthcare and biotechnology investment conferences:

•	Wells Fargo Securities Healthcare Conference, March 1-2, 2005, New York City, NY

•	Leerink Swann & Company Inaugural Healthcare Conference, March 1, 2005, New York City, NY

•	SG Cowen 25th Annual Healthcare Conference, March 14–17, 2005, Boston, MA

These presentations will be available via webcast on the investor section of the BioMarin corporate website, www.BMRN.com.

Financial Guidance

Orapred sales for 2005 are expected to be $15 million to $20 million and reflect the projected impact from a new generic formulation recently introduced to the market. Sales guidance for Aldurazyme for 2005 is $60 million to $66 million.

BioMarin will host a conference call and webcast to discuss fourth quarter financial results today at 12:00 PM ET (18:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: February 23, 2005

Time: 12:00 PM ET (18:00 CET)

U.S. & Canada Toll-free Dial in #: 800.299.0433

International Dial in #: 617.801.9712

Participant Code: 91948824

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 35042156

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products, Orapred® (prednisolone sodium phosphate oral solution) for severe asthma and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and multiple investigational product candidates including rhASB (galsulfase), a Phase 3 product candidate for the treatment of mucopolysaccharidosis VI (MPS VI), and Phenoptin™ (sapropterin hydrochloride), a Phase 2 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Orapred and BioMarin/Genzyme LLC’s product Aldurazyme; the financial performance of the company as a whole; the timing of BioMarin’s clinical trials of Phenoptin; the continued clinical development and commercialization of Aldurazyme, rhASB and Phenoptin; and actions by regulatory authorities, including actions related to rhASB. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our joint venture partner’s success in continuing the commercialization of Aldurazyme; ongoing discussions with the FDA regarding the design of the proposed Phase 3 clinical trial of Phenoptin; results and timing of current and planned preclinical studies and clinical trials; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products; the market for each of these products and particularly Aldurazyme and Orapred; actual sales of Aldurazyme and Orapred; the possible development of competing products; the effect on sales of Orapred following the recent approval of a generic product that is therapeutically equivalent to Orapred; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

# # #

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2004

(In thousands, except for share and per share data)

	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$121,406	$29,487
Short-term investments	84,951	35,734
Restricted cash	—	25,298
Accounts receivable, net	—	4,047
Inventory	—	2,316
Investment in and advances to BioMarin/Genzyme LLC	16,058	25,289
Other current assets	2,854	2,641

Total current assets	225,269	124,812

Property and equipment, net	25,154	42,501
Acquired intangible assets, net	—	16,451
Goodwill	—	45,053
Other assets	5,917	4,149

Total assets	$256,340	$232,966

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$10,098	$27,249
Current portion of acquisition obligation, net of discount	—	39,122
Current portion of equipment and facility loans	2,717	3,683

Total current liabilities	12,815	70,054

Convertible debt	125,000	125,000
Equipment and facility loan, net of current portion	672	16,406
Long-term portion of acquisition obligation, net of discount	—	86,632
Other long-term liabilities	—	2,852

Total liabilities	138,487	300,944

Stockholders’ equity (deficit):
Common stock, $0.001 par value: 150,000,000 shares authorized; 64,156,285 and 64,501,159 shares issued and outstanding at December 31, 2003 and 2004, respectively	64	65
Additional paid-in capital	414,110	421,141
Warrants	5,219	—
Deferred compensation	(145)	—
Accumulated other comprehensive loss	(17)	(363)
Accumulated deficit	(301,378)	(488,821)

Total stockholders’ equity (deficit)	117,853	(67,978)

Total liabilities and stockholders’ equity (deficit)	$256,340	$232,966

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months and Years ended December 31, 2003 and 2004

(In thousands, except for per share data)

	Three Months Ended December 31,
	(unaudited)		Year Ended December 31,
	2003	2004	2003	2004
Net product sales	$—	$13,897	$—	$18,641
Milestone revenue	—	—	12,100	—

Total revenue	—	13,897	12,100	18,641

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	—	3,305	—	3,953
Research and development	17,148	12,114	53,932	49,784
Selling, general and administrative	5,914	13,302	15,278	37,606
Amortization of acquired intangible assets	—	1,474	—	3,987
Acquired in-process research and development	—	(3,991)	—	31,453
Equity in the loss (income) of BioMarin/Genzyme LLC	2,051	(993)	18,693	2,972
Impairment of acquired intangible assets	—	68,251	—	68,251

Total operating expenses	25,113	93,462	87,903	198,006

Loss from operations	(25,113)	(79,565)	(75,803)	(179,365)
Interest income	772	469	2,559	2,466
Interest expense	(1,386)	(3,326)	(3,131)	(10,544)

Net loss from continuing operations	(25,727)	(82,422)	(76,375)	(187,443)
Gain on disposal of discontinued operations	—	—	577	—

Net loss	$(25,727)	$(82,422)	$(75,798)	$(187,443)

Net loss per share, basic and diluted:
Net loss from continuing operations	$(0.40)	$(1.28)	$(1.23)	$(2.91)
Gain on disposal of discontinued operations	—	—	0.01	—

Net loss	$(0.40)	$(1.28)	$(1.22)	$(2.91)

Weighted average common shares outstanding, basic and diluted	64,019	64,466	62,125	64,354